Exhibit 99.1

IAC REPORTS Q3 2023

Q3 operating loss improves 74% to $33 million

Q3 Adjusted EBITDA improves 83% to $100 million

NEW YORK— November 7, 2023—IAC (NASDAQ: IAC) released its third quarter results today and separately posted a letter to shareholders from IAC CEO Joey Levin on the Investor Relations section of its website at ir.iac.com.

IAC SUMMARY RESULTS

($ in millions except per share amounts)

	Q3 2023	Q3 2022	Growth
Revenue	$1,111.3	$1,300.9	-15%
Operating loss	(32.7)	(124.7)	74%
Unrealized (loss) gain on investment in MGM Resorts International	(463.4)	42.5	NM
Net loss	(390.5)	(63.8)	-512%
Diluted loss per share	(4.72)	(0.74)	-536%
Adjusted EBITDA	100.4	54.8	83%

See reconciliations of GAAP to non-GAAP measures beginning on page 13.

Q3 2023 HIGHLIGHTS

•	Dotdash Meredith Digital revenue was $212 million (down 4% year-over-year) and Print revenue was $211 million (down 16% year-over-year), with each representing the best year-over-year performance since Q1 2022.

o	Operating loss of $4 million improved $92 million year-over-year and Adjusted EBITDA increased 119% to $68 million (Q3 2022 included $19 million in restructuring charges and transaction-related expenses).

•	Angi Inc. revenue was $372 million, reflecting the impact of the change to net revenue recognition for Services, which took effect January 1, 2023. On a pro forma net basis, revenue decreased 14% in Q3 2023 reflecting declines across the Domestic business driven by a focus on profitability and customer experience, partially offset by 25% International growth.

o	Operating loss decreased 9% to $10 million and Adjusted EBITDA increased 13% to $26 million.

o	On November 1, 2023, Angi Inc. completed the sale of Total Home Roofing, LLC to a non-public third party.

•	Emerging & Other revenue decreased 12% year-over-year to $158 million, operating income increased $4 million to $3 million and Adjusted EBITDA increased $13 million to $15 million. Q3 revenue reflects:

o	The sale of Bluecrew on November 9, 2022, which was included in the prior year period results.

o	40% growth from Vivian Health and 4% growth from Care.com.

•	IAC holds 64.7 million shares of MGM Resorts International (“MGM”). IAC’s Net loss and Diluted loss per share reflect increases or decreases in MGM’s share price as unrealized gains and losses. As a result, Net earnings (loss) and Diluted earnings (loss) per share can be very volatile, which reduces their ability to be effective measures to assess operating performance. IAC’s stake in MGM was purchased for $1.3 billion in 2020 and 2022 and is worth $2.5 billion as of November 3, 2023.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q3 2023	Q3 2022	Growth
Revenue
Dotdash Meredith	$417.5	$467.1	-11%
Angi Inc.	371.8	498.0	-25%
Search	166.1	156.7	6%
Emerging & Other	158.4	180.8	-12%
Intersegment eliminations	(2.4)	(1.8)	-39%
Total Revenue	$1,111.3	$1,300.9	-15%
Operating (loss) income
Dotdash Meredith	$(3.6)	$(95.5)	96%
Angi Inc.	(10.1)	(11.1)	9%
Search	12.0	19.1	-37%
Emerging & Other	2.9	(1.6)	NM
Corporate	(33.9)	(35.6)	5%
Total Operating loss	$(32.7)	$(124.7)	74%
Adjusted EBITDA
Dotdash Meredith	$68.3	$31.2	119%
Angi Inc.	25.9	22.9	13%
Search	12.0	19.1	-37%
Emerging & Other	15.0	2.4	517%
Corporate	(20.8)	(20.8)	0%
Total Adjusted EBITDA	$100.4	$54.8	83%

Note: On November 1, 2023, Angi Inc. completed the sale of Total Home Roofing, LLC to a non-public third party.  As it does not meet the threshold to be reflected as a discontinued operation at the IAC level, the historical results of the Angi Roofing segment will be reflected in the Emerging & Other segment effective as of the date of the closing of the sale. For purposes of Angi’s financial reporting, such results will be treated as a discontinued operation effective as of the date of the closing of the sale.

Dotdash Meredith

Revenue

($ in millions; rounding differences may occur)	Q3 2023	Q3 2022	Growth
Digital	$212.1	$220.7	-4%
Print	211.3	251.5	-16%
Intersegment eliminations	(5.9)	(5.1)	-14%
Total	$417.5	$467.1	-11%

•	Revenue decreased 11% to $417.5 million reflecting:

o	4% Digital declines reflecting:

▪	Advertising revenue declining 12%, an improvement from 16% declines in Q2 2023 driven by:

•	Lower premium sold advertising

•	Lower programmatic advertising revenue due to lower traffic, particularly on Entertainment and certain partner sites

▪	Performance marketing revenue increasing 22% (accelerating from 12% growth in Q2 2023) driven by 49% affiliate commerce growth, partially offset by performance marketing revenue declines concentrated primarily in the Finance and Health categories

▪	Licensing revenue declining 7% due primarily to lower royalties earned from retail partners

o	16% Print declines driven by the planned reduction in the circulation of certain publications

Operating Income (Loss) and Adjusted EBITDA

($ in millions; rounding differences may occur)	Q3 2023	Q3 2022	Growth
Operating income (loss)
Digital	$1.5	$(104.4)	NM
Print	2.0	27.3	-93%
Other	(7.0)	(18.4)	62%
Total	$(3.6)	$(95.5)	96%
Adjusted EBITDA
Digital	$51.8	$22.6	129%
Print	19.3	23.1	-17%
Other	(2.8)	(14.5)	80%
Total	$68.3	$31.2	119%

•	Operating loss of $3.6 million compared to a loss of $95.5 million in Q3 2022 reflecting:

o	Digital operating income of $1.5 million compared to a loss of $104.4 million in Q3 2022 reflecting:

▪	Adjusted EBITDA increasing 129% to $51.8 million due to lower operating expenses and $15.0 million of restructuring charges and transaction-related expenses incurred in Q3 2022

▪	$73.0 million lower amortization of intangibles due to assets acquired in the Meredith acquisition

o	Print operating income decreased $25.3 million to $2.0 million reflecting:

▪	Adjusted EBITDA decreasing 17% to $19.3 million driven by revenue declines, partially offset by lower operating expenses due to the reduced circulation of certain publications and $1.9 million of restructuring charges and transaction-related expenses incurred in Q3 2022

▪	$16.2 million higher amortization of intangibles due to fair value adjustments in Q3 2022 related to intangible assets acquired in the Meredith acquisition

▪	$5.3 million higher depreciation due to fair value adjustments in Q3 2022 related to fixed assets acquired in the Meredith acquisition

o	Other operating loss decreased $11.3 million to $7.0 million reflecting:

▪	Adjusted EBITDA loss decreasing $11.7 million to $2.8 million due primarily to an $8.0 million reversal of certain indemnification liabilities established for tax contingencies in connection with the acquisition of Meredith and $1.6 million of restructuring charges and transaction-related expenses incurred in Q3 2022

▪	$3.4 million lower depreciation

Angi Inc.

Please refer to the Angi Inc. Q3 2023 earnings release for further detail.

Search

•	Revenue increased 6% to $166.1 million reflecting:

o	A 9% increase at Ask Media Group due primarily to higher marketing from affiliate partners driving higher visitors to ad-supported search and content websites

o	A 15% decrease at Desktop (legacy desktop search software business)

•	Operating income and Adjusted EBITDA decreased 37% to $12.0 million driven primarily by a revenue mix shift to lower-margin channels due in part to the wind down of the Desktop direct-to-consumer business

Emerging & Other

•	Revenue decreased 12% to $158.4 million reflecting:

o	The sale of Bluecrew on November 9, 2022, which was included in the prior year period results

o	Lower Mosaic Group revenue

o	$4.9 million lower IAC Films revenue

o	40% growth from Vivian Health

o	Care.com revenue increasing 4% to $101.6 million

•	Operating income was $2.9 million compared to a loss of $1.6 million in Q3 2022 reflecting:

o	Adjusted EBITDA increasing $12.5 million to $15.0 million due primarily to:

▪	The sale of Bluecrew (which had losses in the prior year period) and higher profits at Mosaic Group and Care.com

o	$1.5 million lower amortization of intangibles due primarily to Care.com

o	A $9.0 million goodwill impairment at Mosaic Group as a result of the projected reduction in future revenue and profits from the business and lower trading multiples of a selected peer group of companies

Corporate

Operating loss decreased $1.7 million to $33.9 million due primarily to $0.9 million lower stock-based compensation expense and $0.7 million lower depreciation.

Income Taxes

The Company recorded an income tax benefit of $118.8 million in Q3 2023 for an effective tax rate of 23%, which is higher than the statutory rate due primarily to state taxes. The Company recorded an income tax benefit of $26.1 million in Q3 2022 for an effective tax rate of 28%, which is higher than the statutory rate due primarily to the realization of a capital loss.

Free Cash Flow

For the nine months ended September 30, 2023, net cash provided by operating activities was $142.6 million, a $244.7 million increase year-over-year. Free Cash Flow increased $231.0 million to $16.1 million due primarily to favorable working capital and higher Adjusted EBITDA, partially offset by higher capital expenditures (reflecting $80.3 million in 2023 for the purchase of the land under the IAC headquarters, partially offset by $59.4 million lower capital expenditures at Angi).

	Nine Months Ended September 30,
($ in millions, rounding differences may occur)	2023	2022
Net cash provided by (used in) operating activities	$142.6	$(102.1)
Capital expenditures	(126.6)	(112.8)
Free Cash Flow	$16.1	$(214.9)

CONFERENCE CALL

IAC and Angi Inc. will host a conference call to answer questions regarding their third quarter results on Wednesday, November 8, 2023, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s and Angi Inc.’s businesses. The conference call will be open to the public at ir.iac.com and ir.angi.com.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2023:

•	IAC had 85.8 million common and Class B common shares outstanding.

•	The Company had $1.4 billion in cash and cash equivalents and marketable securities, of which IAC held $793 million, Dotdash Meredith, Inc. held $266 million and Angi Inc. held $367 million.

•	The Company had $2.0 billion in long-term debt, including the current portion, of which Dotdash Meredith, Inc. held $1.5 billion and ANGI Group, LLC (a subsidiary of Angi Inc.) held $500 million.

•	IAC’s economic interest in Angi Inc. was 83.8% and IAC’s voting interest was 98.1%. IAC held 424.6 million shares of Angi Inc.

•	IAC owned 64.7 million shares of MGM.

Dotdash Meredith, Inc. has a $150 million revolving credit facility, which had no borrowings as of September 30, 2023, and currently has no borrowings.

As of September 30, 2023:

•	IAC had 3.7 million shares remaining in its stock repurchase authorization.

•	Angi Inc. had 14.0 million shares remaining in its stock repurchase authorization.

Pursuant to these authorizations, share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of the date of this release, Angi Inc. intends to put in place a share repurchase plan with the intent of utilizing the full 14.0 million shares remaining in its stock repurchase authorization. The plan will be subject to price and volume limitations.

OPERATING METRICS

(rounding differences may occur)

	Q3 2023	Q3 2022	Growth
Dotdash Meredith
Revenue ($ in millions)
Advertising revenue	$131.2	$148.3	-12%
Performance marketing revenue	56.4	46.1	22%
Licensing and other revenue	24.4	26.4	-7%
Total Digital Revenue	$212.1	$220.7	-4%
Print Revenue	211.3	251.5	-16%
Intersegment eliminations	(5.9)	(5.1)	-14%
Total Revenue	$417.5	$467.1	-11%

Digital Metrics
Total Sessions	2,575	2,883	-11%
Core Sessions	2,024	1,922	5%

Angi Inc.
Revenue ($ in millions)
Ads and Leads	$292.0	$345.5	-15%
Services	30.0	105.9	-72%
Roofing	21.4	26.0	-18%
Intersegment eliminations	(0.8)	(2.8)	72%
Total Domestic	$342.6	$474.6	-28%
International	29.3	23.4	25%
Total Revenue	$371.8	$498.0	-25%
Pro Forma Services Net Revenue	$30.0	$41.1	-27%
Total Pro Forma Angi Inc. Net Revenue	$371.8	$433.3	-14%

Metrics
Service Requests (in thousands)	6,065	7,901	-23%
Monetized Transactions (in thousands)	7,355	7,779	-5%
Transacting Service Professionals (in thousands)	202	245	-17%

Search
Revenue ($ in millions)
Ask Media Group	$147.4	$134.7	9%
Desktop	18.7	22.0	-15%
Total Revenue	$166.1	$156.7	6%

Emerging & Other
Care.com Revenue ($ in millions)	$101.6	$97.2	4%

See metric definitions on page 17

DILUTIVE SECURITIES

IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	11/3/23	Dilution at:
Share Price			$44.80	$45.00	$50.00	$55.00	$60.00
Absolute Shares as of 11/3/23	82.9		82.9	82.9	82.9	82.9	82.9
Restricted stock, RSUs and non-publicy traded subsidiary denominated equity awards	5.4		0.6	0.6	0.6	0.6	0.6
Options	2.7	$14.27	0.5	0.5	0.5	0.5	0.5
Total Dilution			1.1	1.1	1.1	1.1	1.1
% Dilution			1.3%	1.3%	1.4%	1.4%	1.4%
Total Diluted Shares Outstanding			84.0	84.0	84.0	84.0	84.0

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method. In addition, the number of absolute shares excludes 3 million shares of restricted stock because this award was unvested as of November 3, 2023.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were settled on November 3, 2023, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $93.9 million (of which approximately 60% would be payable for awards currently vested and those scheduled to vest on or before September 30, 2024) assuming a stock price of $44.80 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at September 30, 2023. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.

Angi Inc. Equity Awards and the Treatment of the Related Dilutive Effect

Certain Angi Inc. equity awards can be settled either in IAC or Angi Inc. common shares at IAC’s election. For the purposes of the dilution calculation above, these awards are assumed to be settled in shares of Angi Inc. common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS
($ in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenue	$1,111,341	$1,300,901	$3,307,201	$3,988,827
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	342,353	451,245	1,038,360	1,495,355
Selling and marketing expense	407,355	486,832	1,224,606	1,482,769
General and administrative expense	210,507	263,733	701,749	762,063
Product development expense	79,714	75,427	250,899	240,623
Depreciation	33,776	27,567	136,231	86,855
Amortization of intangibles	61,373	120,777	170,162	234,048
Goodwill impairment	9,000	-	9,000	86,748
Total operating costs and expenses	1,144,078	1,425,581	3,531,007	4,388,461
Operating loss	(32,737)	(124,680)	(223,806)	(399,634)
Interest expense	(40,157)	(29,433)	(117,406)	(74,862)
Unrealized (loss) gain on investment in MGM Resorts International	(463,421)	42,523	209,057	(970,112)
Other income (expense), net	25,455	19,678	60,189	(63,048)
Loss before income taxes	(510,860)	(91,912)	(71,966)	(1,507,656)
Income tax benefit	118,838	26,065	3,633	325,517
Net loss	(392,022)	(65,847)	(68,333)	(1,182,139)
Net loss attributable to noncontrolling interests	1,484	2,024	6,525	13,388
Net loss attributable to IAC shareholders	$(390,538)	$(63,823)	$(61,808)	$(1,168,751)

Per share information attributable to IAC Common Stock and Class B common stock shareholders:
Basic loss per share	$(4.72)	$(0.74)	$(0.74)	$(13.51)
Diluted loss per share	$(4.72)	$(0.74)	$(0.74)	$(13.51)

Stock-based compensation expense by function:
Cost of revenue	$553	$(31)	$1,105	$23
Selling and marketing expense	2,552	2,315	6,493	6,264
General and administrative expense	22,849	24,860	69,733	74,791
Product development expense	3,008	3,973	10,765	11,382
Total stock-based compensation expense	$28,962	$31,117	$88,096	$92,460

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	September 30,	December 31,
	2023	2022
ASSETS
Cash and cash equivalents	$1,252,212	$1,417,390
Marketable securities	173,717	239,373
Accounts receivable, net	519,286	607,809
Other current assets	266,832	296,563
Total current assets	2,212,047	2,561,135

Capitalized software, equipment, buildings, land and leasehold improvements, net	478,260	510,614
Goodwill	3,021,687	3,030,168
Intangible assets, net	1,000,001	1,170,041
Investment in MGM Resorts International	2,379,240	2,170,182
Long-term investments	432,338	325,721
Other non-current assets	494,599	625,774
TOTAL ASSETS	$10,018,172	$10,393,635

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$30,000	$30,000
Accounts payable, trade	143,708	133,105
Deferred revenue	165,807	157,124
Accrued expenses and other current liabilities	683,696	759,759
Total current liabilities	1,023,211	1,079,988

Long-term debt, net	1,999,805	2,019,759
Deferred income taxes	60,627	76,276
Other long-term liabilities	488,632	617,843

Redeemable noncontrolling interests	33,408	27,235

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common Stock	8	8
Class B common stock	1	1
Additional paid-in-capital	6,326,651	6,295,080
Accumulated deficit	(326,827)	(265,019)
Accumulated other comprehensive loss	(6,579)	(13,133)
Treasury stock	(252,469)	(85,323)
Total IAC shareholders' equity	5,740,785	5,931,614
Noncontrolling interests	671,704	640,920
Total shareholders' equity	6,412,489	6,572,534
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,018,172	$10,393,635

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net loss	$(68,333)	$(1,182,139)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of intangibles	170,162	234,048
Depreciation	136,231	86,855
Stock-based compensation expense	88,096	92,460
Non-cash lease expense (including right-of-use asset impairments)	85,647	56,879
Provision for credit losses	71,294	87,657
Goodwill impairment	9,000	86,748
Unrealized decrease (increase) in the estimated fair value of a warrant	1,274	(21,318)
Unrealized (gain) loss on investment in MGM Resorts International	(209,057)	970,112
Deferred income taxes	(17,583)	(333,202)
(Gains) losses on investments in equity securities and sales of businesses, net	(2,521)	8,051
Pension and postretirement benefit (credit) cost	(53)	78,088
Other adjustments, net	(7,468)	19,423
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	7,122	4,734
Other assets	10,017	261
Operating lease liabilities	(56,440)	(48,302)
Accounts payable and other liabilities	(82,745)	(238,927)
Income taxes payable and receivable	(687)	(3,696)
Deferred revenue	8,688	199
Net cash provided by (used in) operating activities	142,644	(102,069)
Cash flows from investing activities:
Capital expenditures	(126,558)	(112,840)
Proceeds from sales of assets	28,973	224
Proceeds from maturities of marketable debt securities	387,500	-
Purchases of marketable debt securities	(320,110)	-
Purchases of investments	(103,555)	(3,036)
Net proceeds from the sales of businesses and investments	9,186	41,272
Purchases of investment in MGM Resorts International	-	(244,256)
Decrease in notes receivable	11,297	19,497
Other, net	9,902	4,991
Net cash used in investing activities	(103,365)	(294,148)
Cash flows from financing activities:
Principal payments on Dotdash Meredith Term Loans	(22,500)	(22,500)
Debt issuance costs	-	(785)
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(8,336)	(17,058)
Withholding taxes paid on behalf of Angi Inc. employees on net settled stock-based awards	(4,780)	(5,587)
Purchases of IAC treasury stock	(165,622)	(85,323)
Purchases of Angi Inc. treasury stock	(3,397)	(8,144)
Proceeds from the issuance of Vivian Health preferred shares, net of fees	-	34,700
Purchases of noncontrolling interests	-	(1,179)
Other, net	37	5,213
Net cash used in financing activities	(204,598)	(100,663)
Total cash used	(165,319)	(496,880)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	48	(7,913)
Net decrease in cash and cash equivalents and restricted cash	(165,271)	(504,793)
Cash and cash equivalents and restricted cash at beginning of period	1,426,069	2,121,864
Cash and cash equivalents and restricted cash at end of period	$1,260,798	$1,617,071

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended September 30, 2023
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Goodwill impairment	Adjusted EBITDA
Dotdash Meredith
Digital	$1.5	$2.2	$5.2	$42.9	$-	$51.8
Print	2.0	0.4	3.1	13.7	-	19.3
Other	(7.0)	3.7	0.5	-	-	(2.8)
Total Dotdash Meredith	(3.6)	6.4	8.7	56.7	-	68.3
Angi Inc.
Ads and Leads	8.1	6.1	15.4	2.6	-	32.2
Services	(3.9)	1.1	6.3	-	-	3.5
Roofing	(2.2)	0.2	0.1	-	-	(2.0)
Other	(14.9)	2.9	-	-	-	(11.9)
International	2.8	0.5	0.8	-	-	4.0
Total Angi Inc.	(10.1)	10.7	22.6	2.6	-	25.9
Search	12.0	-	-	-	-	12.0
Emerging & Other	2.9	0.4	0.6	2.0	9.0	15.0
Corporate	(33.9)	11.4	1.8	-	-	(20.8)
Total	$(32.7)	$29.0	$33.8	$61.4	$9.0	$100.4

	For the three months ended September 30, 2022
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Dotdash Meredith
Digital	$(104.4)	$5.8	$5.3	$115.9	$22.6
Print	27.3	0.4	(2.2)	(2.5)	23.1
Other	(18.4)	0.1	3.8	-	(14.5)
Dotdash Meredith	(95.5)	6.3	7.0	113.5	31.2
Angi Inc.
Ads and Leads	22.8	5.0	12.9	2.7	43.3
Services	(10.8)	4.0	3.8	1.0	(1.9)
Roofing	(8.5)	0.2	0.3	0.2	(7.9)
Other	(15.5)	3.0	-	-	(12.5)
International	1.1	0.2	0.7	-	1.9
Total Angi Inc.	(11.1)	12.4	17.8	3.8	22.9
Search	19.1	-	-	-	19.1
Emerging & Other	(1.6)	0.2	0.3	3.5	2.4
Corporate	(35.6)	12.3	2.5	-	(20.8)
Total	$(124.7)	$31.1	$27.6	$120.8	$54.8

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA (continued)

	For the nine months ended September 30, 2023
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Goodwill impairment	Adjusted EBITDA
Dotdash Meredith
Digital	$(10.4)	$6.0	$17.7	$113.6	$-	$127.1
Print	(4.7)	0.9	9.6	42.2	-	48.0
Other	(117.6)	10.1	31.6	-	-	(75.8)
Total Dotdash Meredith	(132.6)	17.1	59.0	155.8	-	99.2
Angi Inc.
Ads and Leads	26.4	16.9	49.0	8.0	-	100.2
Services	(21.5)	6.5	18.1	-	-	3.1
Roofing	(3.1)	0.2	0.5	-	-	(2.5)
Other	(46.4)	9.0	-	-	-	(37.4)
International	7.4	1.2	2.6	-	-	11.2
Total Angi Inc.	(37.3)	33.7	70.2	8.0	-	74.7
Search	36.7	-	0.1	-	-	36.8
Emerging & Other	17.6	1.1	1.9	6.4	9.0	36.1
Corporate	(108.3)	36.1	5.1	-	-	(67.1)
Total	$(223.8)	$88.1	$136.2	$170.2	$9.0	$179.7

	For the nine months ended September 30, 2022
	Operating (loss) income	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
Dotdash Meredith
Digital	$(95.2)	$14.9	$21.0	$168.7	$(0.6)	$-	$108.7
Print	(31.1)	0.7	8.0	41.3	-	-	18.9
Other	(52.9)	0.1	4.1	-	-	-	(48.7)
Dotdash Meredith	(179.3)	15.6	33.1	210.0	(0.6)	-	78.9
Angi Inc.
Ads and Leads	61.5	15.3	35.0	8.0	-	-	119.8
Services	(57.6)	13.1	7.2	2.9	-	-	(34.4)
Roofing	(18.5)	1.4	0.6	0.5	-	-	(16.0)
Other	(46.7)	8.6	-	-	-	-	(38.1)
International	(4.7)	0.4	2.3	-	-	-	(1.9)
Total Angi Inc.	(65.9)	38.8	45.1	11.4	-	-	29.4
Search	70.5	-	0.1	-	-	-	70.5
Emerging & Other	(114.4)	0.3	1.0	12.7	-	86.7	(13.7)
Corporate	(110.5)	37.8	7.5	-	-	-	(65.2)
Total	$(399.6)	$92.5	$86.9	$234.0	$(0.6)	$86.7	$99.9

ANGI RECONCILIATION OF REPORTED REVENUE TO PRO FORMA NET REVENUE

	Three months ended
	September 30,	September 30,
	2023	2022
Services

Reported Revenue	$30.0	$105.9
Adjustment	-	(64.8)
Pro Forma Services Net Revenue	$30.0	$41.1

Total Angi Inc.

Reported Revenue	$371.8	$498.0
Services Adjustment	-	(64.8)
Pro Forma Angi Inc. Net Revenue	$371.8	$433.3

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Angi Inc. Pro Forma Net Revenue and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses and on which our internal budgets are based and may impact management compensation. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Angi Inc. Pro Forma Net Revenue reflects the revenue for Services jobs on a net basis for all periods presented for the Services segment and on a consolidated basis. Angi Inc. modified the Services terms and conditions so that the service professional, rather than Angi Inc., has the contractual relationship with the consumer to deliver the service and Angi Inc.'s performance obligation to the consumer is to connect them with the service professional. This change in contractual terms requires revenue be reported as the net amount of what is received from the consumer after deducting the amounts owed to the service professional providing the service effective for all arrangements entered into after December 31, 2022. We believe Pro Forma Net Revenue is useful for analysts and investors because it can enhance the comparability of revenue trends between periods, and we use it for that purpose internally.

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans and expense related to awards issued by certain subsidiaries of the Company. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  The Company is currently settling all stock-based awards on a net basis; IAC remits the required tax-withholding amounts for net-settled awards from its current funds.

Please see page 9 for a summary of our dilutive securities, including stock-based awards as of November 3, 2023, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our capitalized software, equipment, buildings and leasehold improvements and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as advertiser relationships, technology, licensee relationships, trade names, content, service professional relationships, customer lists and user base and subscriber relationships, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions

Dotdash Meredith

Digital Revenue – Includes Advertising revenue, Performance Marketing revenue and Licensing and Other revenue.

(a) Advertising revenue – primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

(b) Performance Marketing revenue – primarily includes revenue generated through affiliate commerce, affinity marketing channels, and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash Meredith refers users to commerce partner websites resulting in a purchase or transaction. Affinity marketing programs market and place magazine subscriptions for both Dotdash Meredith and third-party publisher titles. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis.

(c) Licensing and Other revenue – primarily includes revenue generated through brand and content licensing agreements. Brand licensing generates royalties from multiple long-term trademark licensing agreements with retailers, manufacturers, publishers and service providers. Content licensing royalties are earned from our relationship with Apple News + as well as other content distribution relationships.

Print Revenue – Primarily includes subscription, advertising, newsstand and performance marketing revenue.

Total Sessions – Represents unique visits to all sites that are part of the Dotdash Meredith network and sourced from Google Analytics.

Core Sessions – A subset of Total Sessions that comprises unique visits to Dotdash Meredith’s 19 largest owned and operated branded sites including (but not limited to) PEOPLE, Allrecipes, Investopedia, Verywell Health and The Spruce.

Angi Inc.

Ads and Leads Revenue - Reflects domestic consumer connection revenue for consumer matches, revenue from service professionals under contract for advertising and membership subscription revenue from service professionals and consumers.

Services Revenue – Reflects domestic revenue from pre-priced offerings by which the consumer requests services through an Angi Inc. platform and Angi Inc. connects them with a service professional to perform the service.

Roofing Revenue – Reflects revenue from the roof replacement business offering by which the consumer purchases services directly from Angi Inc. and Angi Inc. engages a service professional to perform the service.

International Revenue – Reflects revenue generated within the International segment (consisting of businesses in Europe and Canada), including consumer connection revenue for consumer matches and membership subscription revenue from service professionals and consumers.

Other – Reflects costs for corporate initiatives, shared costs, such as executive and public company costs, and other expenses not allocated to the operating segments.

Pro Forma Net Revenue – From January 1, 2020 through December 31, 2022, Services recorded revenue on a gross basis. Effective January 1, 2023, Angi Inc. modified the Services terms and conditions so that the service professional, rather than Angi Inc., has the contractual relationship with the consumer to deliver the service and Angi Inc.’s performance obligation to the consumer is to connect them with the service professional. This change in contractual terms requires revenue to be reported as the net amount of what is received from the consumer after deducting the amounts owed to the service professional providing the service effective for all arrangements entered into after December 31, 2022. There is no impact to operating (loss) income or Adjusted EBITDA from the change in revenue recognition.

(a) Pro Forma Services Net Revenue – Reflects Services revenue on a net basis for all periods presented.

(b) Pro Forma Angi Inc. Net Revenue – Reflects Services revenue on a net basis for all periods presented and as reported revenue for the other segments, none of which had changes to their revenue recognition reporting.

Metrics

Service Requests - Reflect (i) fully completed and submitted domestic service requests for connections with Ads and Leads service professionals, (ii) contacts to Ads and Leads service professionals generated via the service professional directory from unique users in unique categories (such that multiple contacts from the same user in the same category in the same day are counted as one Service Request) and (iii) requests to book Services jobs in the period.

Monetized Transactions – Reflects (i) Service Requests that are matched to a paying Ads and Leads service professional in the period and (ii) completed and in-process Services jobs in the period; a single Service Request can result in multiple monetized transactions.

Transacting Service Professionals – The number of (i) Ads and Leads service professionals that paid for consumer matches or advertising and (ii) Services service professionals that performed a Services job, during the most recent quarter.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

Emerging & Other

Care.com Revenue - Consists of revenue primarily through subscription fees from families and caregivers for its suite of product and services, as well as through annual contracts with employers who provide access to Care.com's suite of products and services as an employee benefit through contracts with businesses that recruit employees through its platform.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the IAC and Angi Inc. conference call, which will be held at 8:30 a.m. Eastern Time on Wednesday, November 8, 2023, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to market our products and services in a successful and cost-effective manner, (ii) the display of links to websites offering our products and services in a prominent manner in search results, (iii) changes in our relationship with (or policies implemented by) Google, (iv) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores, advertising networks and social media platforms, (v) the failure or delay of the markets and industries in which our businesses operate to migrate online and the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) adverse economic events or trends that adversely impact advertising spending levels, (viii) the ability of our Digital business to successfully expand the digital reach of our portfolio of publishing brands, (ix) risks related to our Print business (declining revenue, increased paper and postage costs, reliance on a single supplier to print our magazines and potential increases in pension plan obligations), (x) our ability to establish and maintain relationships with quality and trustworthy service professionals and caregivers, (xi) the ability of Angi Inc. to successfully implement its brand initiative and expand Angi Services (its pre-priced offerings), while balancing the overall mix of service requests and directory services on Angi platforms, (xii) our ability to access, collect and use personal data about our users and subscribers, (xiii) our ability to engage directly with users, subscribers, consumers, service professionals and caregivers on a timely basis, (xiv) the ability of our Chairman and Senior Executive, certain members of his family and our Chief Executive Officer to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xv) risks related to our liquidity and indebtedness (the impact of our indebtedness on our ability to operate our business, our ability to generate sufficient cash to service our indebtedness and interest rate risk), (xvi) our inability to freely access the cash of Dotdash Meredith and /or Angi Inc. and their respective subsidiaries, (xvii) dilution with respect to investments in IAC and Angi Inc., (xviii) our ability to compete, (xix) adverse economic events or trends (particularly those that adversely impact consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, as well as geopolitical conflicts, (xx) our ability to build, maintain and/or enhance our various brands, (xxi) the adverse impact of COVID-19 and other similar outbreaks on our businesses, (xxii) our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information (including credit card information), as well as the impact of cyberattacks experienced by third parties, (xxiii) the occurrence of data security breaches and/or fraud, (xxiv) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxv) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business) and (xxvi) changes in key personnel. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this document. IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies.  We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands.  From the single seed that started as IAC over two decades ago have emerged 11 public companies and generations of exceptional leaders.  We will always evolve, but our basic principles of financially disciplined opportunism will never change.  IAC is today comprised of category leading businesses including Angi Inc. (NASDAQ: ANGI), Dotdash Meredith and Care.com, among many others ranging from early stage to established businesses.  IAC is headquartered in New York City with business locations worldwide.

Contact Us

IAC/Angi Inc. Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7251

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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